Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED

EMPLOYEE MATTERS AGREEMENT

This AMENDED AND RESTATED EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of March 10, 2022, is made by and among Post Holdings, Inc., a Missouri corporation (“Post”), BellRing Intermediate Holdings, Inc. (formerly known as BellRing Brands, Inc.) (“BellRing Inc.”), BellRing Brands, LLC (“BellRing LLC”) and BellRing Brands, Inc. (formerly known as BellRing Distribution, LLC) (“New BellRing”, and collectively, the “Parties”) and amends and restates the Employee Matters Agreement entered into by and among Post, BellRing Inc. and BellRing LLC dated as of October 21, 2019 (the “Prior EMA”).

RECITALS

A.    Post, BellRing Inc. and BellRing LLC entered into the Prior EMA in connection with the initial public offering of BellRing Inc.

B.    BellRing Inc., Post and New BellRing are parties to that certain Transaction Agreement and Plan of Merger, dated as of October 26, 2021, as amended by that certain Amendment No. 1 to the Transaction Agreement and Plan of Merger, dated as of February 28, 2022 (as it may be further amended from time to time, the “Transaction Agreement”).

C.    To facilitate the transactions described in the Transaction Agreement, the parties have agreed to amend and restate the Prior EMA for the purpose of, together with the Master Services Agreement entered into by and among Post, New BellRing, BellRing Inc. and BellRing LLC dated as of March 10, 2022 (the “Master Services Agreement”), allocating assets, Liabilities and responsibilities with respect to certain employment matters, employee compensation and benefit plans and programs described herein between and among them.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby approve and adopt this Agreement and mutually covenant and agree with each other as follows:

ARTICLE I

DEFINITIONS

1.1    Unless otherwise defined or provided herein, the capitalized terms used herein shall have the meanings given to them in the Transaction Agreement. In addition to the other terms defined elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meaning set forth below:

“BellRing 401(k) Plan” means the BellRing Brands, Inc. 401(k) Plan.

“BellRing Benefit Plans” means any Benefit Plan sponsored or maintained or contributed to by any member of the BellRing Group (or their predecessors), and any Benefit Plan assumed or adopted by any member of the BellRing Group, specifically excluding any Post Benefit Plan.

“BellRing Employees” means employees of and individual service providers to any member of the BellRing Group.

“BellRing Group” means BellRing Inc., BellRing LLC or any of their Subsidiaries (or their predecessors), and following the Distribution shall include New BellRing.

“BellRing Health and Welfare Benefit Plan” shall mean the BellRing Brands, LLC Health and Welfare Benefit Plan.

“Benefit Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment (whether written or unwritten, formal or informal) that is an employment, consulting, deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, wellness, sick leave, vacation pay, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, (a) including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or has any Liabilities, directly or indirectly, contingent or fixed) and (b) excluding any indemnification obligations, other than any obligations contained in any of the foregoing.

“COBRA” means the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Former BellRing Employees” means former employees of and former individual service providers to any member of the BellRing Group, or any predecessor company thereto.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Post Benefit Plans” means any Benefit Plan sponsored or maintained by any member of the Post Group, specifically excluding any BellRing Benefit Plan.

“Post Group” means Post and each Person that is a Subsidiary of Post; provided that no member of the BellRing Group shall be deemed to be a member of the Post Group.

“Post H&W Plan” means the Post Holdings, Inc. Health and Welfare Benefit Plan.

“Returning Post Employees” means (x) Former BellRing Employees or (y) BellRing Employees who become Former BellRing Employees, in each of (x) and (y), who following the Distribution Effective Time become employees of Post.

ARTICLE II

GENERAL PRINCIPALS; ALLOCATION OF LIABILITY

2.1    Allocation of Liabilities. As of the Distribution Effective Time, except as otherwise expressly provided for in this Agreement, New BellRing shall, or shall cause one or more members of the BellRing Group to, assume or retain, as applicable, and New BellRing shall, or shall cause one or more members of the BellRing Group, to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities, whenever incurred, under all BellRing Benefit Plans and (ii) all Liabilities, whenever incurred, with respect to the employment, service, termination of employment or termination of service of all BellRing Employees and of all Former BellRing Employees, and the respective dependents and beneficiaries of such BellRing Employees and Former BellRing Employees.

2.2    Reimbursement for Liabilities. From time to time after the Distribution Effective Time, New BellRing (acting directly or through a member of the BellRing Group) shall promptly reimburse Post, upon Post’s reasonable request and the presentation by Post of such substantiating documentation as the payor may reasonably request, for the cost of any Liabilities satisfied by Post or any member of the Post Group that are, pursuant to this Agreement, the responsibility of any member of the BellRing Group.

2.3    Unaddressed Liabilities. To the extent that this Agreement, or the Master Service Agreement, does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

ARTICLE III

EMPLOYMENT OF BELLRING GROUP EMPLOYEES

3.1    Continuity of Employment. The Parties intend that there shall be continuity of employment with respect to the BellRing Employees and each BellRing Employee shall continue to be employed by the BellRing Group on and after the Distribution Effective Time, it being understood among the Parties that the Canadian Employees (as defined in Section 6.1(a)) will continue to provide services to the BellRing Group pursuant to and in accordance with Exhibit A. Notwithstanding the foregoing, the Parties may mutually agree to transfer and assign employees of, and service providers to, the Post Group to any member of the BellRing Group in connection with the Distribution. Effective as of the time of such assignment or transfer, such employee shall be an employee of the entity to which such employee was assigned or transferred.

3.2    Non-Solicitation.

(a)    Non-Solicitation. For a period that ends on the later of (a) the date that is 24 months from the Distribution Effective Time or (b) the cessation of all Services (as defined in the Master Services Agreement) by Post under the Master Services Agreement, each Party (a “Soliciting Party”) will not solicit for employment any employee of any other Party (such Party, the “Protected Party”); provided, however, that it is understood that this Section 3.2 shall not prohibit: (i) generalized solicitations by advertising and the like, which are not directed to specific individuals or employees of the Protected Party; (ii) solicitations of persons whose employment was terminated by the Protected Party; (iii) solicitations of persons who have terminated their employment with the Protected Party without any prior solicitation by the Soliciting Party; or (iv) an employee of the Protected Party applying for a position with the Soliciting Party of the employee’s own initiative, not in response to a solicitation from the Soliciting Party. Notwithstanding the foregoing, either Party may agree in writing to waive the non-solicitation requirement as to a certain employee or employees of such Party in its sole discretion.

(b)    Remedies; Enforcement. Each Party acknowledges and agrees that (i) injury to the Protected Party from any breach by the Soliciting Party of the obligations set forth in this Section 3.2 would be irreparable and impossible to measure and (ii) the remedies at Law for any breach or threatened breach of this Section 3.2, including monetary damages, would therefore be inadequate compensation for any loss and the Protected Party shall have the right to specific performance and injunctive or other equitable relief in accordance with this Section 3.2, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. Each Party understands and acknowledges that the restrictive covenants and other agreements contained in this Section 3.2 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of the Parties that the provisions of this Section 3.2 shall be enforced to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 3.2 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made.

ARTICLE IV

U.S. 401(K) AND HEALTH AND WELFARE PLANS

4.1    401(k) Plan. In accordance with the terms of the Master Services Agreement, without obtaining the consent of Post, BellRing Inc. agrees not to modify the design or the terms and conditions of the BellRing 401(k) Plan to the extent that such modification would result in material changes to the Services to be provided by any member of the Post Group with respect to the BellRing 401(k) Plan; provided that the foregoing shall not prohibit BellRing Inc. from modifying the design or terms and conditions of the BellRing 401(k) Plan to comply with changes in applicable Law.

4.2    Health and Welfare Plans. With respect to the BellRing Health and Welfare Benefit Plan, BellRing LLC (or another member of the BellRing Group) shall ensure that during the term of the Master Services Agreement the component benefits and the terms and conditions of the BellRing Health and Welfare Benefit Plans are substantially comparable in the aggregate to those of the equivalent plans sponsored or maintained by any member of the Post Group unless otherwise consented to in writing by Post prior to the adoption of any changes to the terms and conditions of any BellRing Health and Welfare Benefit Plan; provided that the foregoing shall not prohibit BellRing LLC (or any other member of the BellRing Group) from adopting changes to the terms and conditions of any BellRing Health and Welfare Benefit Plan that are required to comply with changes in applicable Law. New BellRing, BellRing Inc. or BellRing LLC shall, or shall cause their applicable Subsidiaries to, enter into, or revise, HIPAA business associate agreements with applicable vendors of and service providers to the BellRing Health and Welfare Benefit Plan as required by applicable Law.

4.3    Former BellRing Employees. Notwithstanding anything in this Agreement to the contrary, New BellRing shall be responsible for any Liabilities associated with the participation in the Post H&W Plan of Former BellRing Employees (and their dependents or beneficiaries), no matter when such claims or Liabilities are filed, reported or payable, unless such claims or Liabilities (a) have been satisfied prior to Distribution Effective Time or (b) are incurred (i) after the Distribution Effective Time and (ii) in connection with such Former BellRing Employees’ services as Returning Post Employees.

4.4    Health and Welfare and Human Resources Contracts. Effective as of the Distribution Effective Time, except as otherwise provided in the Master Services Agreement, the participation of all members of the BellRing Group in any Post Group health and welfare-related or human resources-related contracts will terminate, with the exception of those Post Contracts scheduled on Exhibit B (the “Post H&W Retained Contracts”). Following the Distribution Effective Time, the participation of the BellRing Group in those Post H&W Retained Contracts will cease (such date, the “Cessation Date”) on either (x) the date specified in Exhibit B or, (y) if no such date is specified, at the time specified by the applicable vendor of such Post H&W Retained Contract and, in each of (x) and (y), no later than the cessation of Services (as defined in the Master Services Agreement) to the BellRing Group under the Master Services Agreement; provided that if no Cessation Date is specified in Exhibit B, Post shall provide written notice (including via email) of the Cessation Date to BellRing without unreasonable delay and as soon as administratively practicable, but in no event later than five (5) business days, after the applicable vendor notifies Post of the Cessation Date. Notwithstanding the foregoing, New BellRing (or the applicable member of the BellRing Group) shall be liable and solely responsible for any Liabilities of the Post Group (including, without limitation, by indemnifying Post against any claims) that arise out of the participation of the BellRing Group in the Post H&W Retained Contracts, including, without limitation, due to any act or omission of a member of the BellRing Group that directly results in a breach of any Post H&W Retained Contract; provided, however, neither New BellRing nor any member of the BellRing Group shall be responsible for any Liabilities (including, without limitation, any indemnification of Post against any claims) of the Post Group that arise out of the participation of the BellRing Group in the Post H&W Retained Contracts that proximately result from an act or omission of a member of the Post Group that constitutes gross negligence or intentional misconduct.

ARTICLE V

EXECUTIVE COMPENSATION & SEVERANCE BENEFITS

5.1    Nonqualified Deferred Compensation.

(a)    The Parties acknowledge and agree that the consummation of the transactions contemplated by the Transaction Agreement shall not trigger a payment or distribution of compensation under either the Post Holdings, Inc. Deferred Compensation Plan for Key Employees and the Post Holdings, Inc. Executive Savings Investment Plan (either or both, a “Post Nonqualified Plan”) for any BellRing Employee and that the transactions contemplated by the Distribution and the Merger shall not constitute a “separation from service” under the terms of the Post Nonqualified Plan and within the meaning of Section 409A of the Code. At the Distribution Effective Time, Post shall provide to New BellRing a list of each BellRing Employee who participates in the Post Nonqualified Plan immediately prior to the Distribution (each, a “BellRing Participant”). After the Distribution Effective Time, New BellRing shall, or shall cause the applicable member of the BellRing Group to, notify Post of the occurrence of any termination of employment or “separation from service” (within the meaning of Section 409A of the Code) of any BellRing Participant, whether or not such termination of employment or separation from service is a payment event, in each case, as promptly as practicable but in no event later than ten (10) days following such termination of employment or separation from service, and shall promptly provide to Post any other relevant information reasonably requested by Post for purposes of administering the Post Nonqualified Plan with respect to the BellRing Participant. Notwithstanding the foregoing, New BellRing shall be liable and solely responsible for any Liabilities of the Post Group (including, without limitation, by indemnifying Post against any BellRing Participant claims) associated with the participation in the Post Nonqualified Plan of BellRing Employees and Former BellRing Employees, including without limitation, any Liabilities arising with respect to the Post Nonqualified Plan as a result of any failure by a member of the BellRing Group to provide proper notice of an employment termination, or failure by a member of the BellRing Group to provide other relevant information reasonably requested by Post, that results in the inability of Post to administer the Post Nonqualified Plan in compliance with Section 409A of the Code with respect to any BellRing Participant (after taking into account any available correction methodology permitted under Section 409A of the Code); provided, however, neither New BellRing nor any member of the BellRing Group shall be responsible for any Liabilities (including, without limitation, any indemnification of Post against any claims) of the Post Group associated with the participation in the Post Nonqualified Plan of BellRing Employees and Former BellRing Employees that proximately result from an act or omission of a member of the Post Group that constitutes gross negligence or intentional misconduct.

(b)    During the period in which the Post Group provides Services for the BellRing 401(k) Plan pursuant to the Master Services Agreement (the “401(k) Plan Administration Period”), in the event Post provides written notice to BellRing, BellRing agrees to adopt a nonqualified deferred compensation plan for employees (any such plan a “BellRing Nonqualified Plan”) that would be effective no later than 30 days before the end of the 401(k) Plan Administration period, for the purpose of effectuating Section 5.1(c)(i) and Section 5.1(c)(ii) of this Agreement, with the terms of such BellRing Nonqualified Plan satisfying the requirements of Section 409A of the Code and allowing for the effectuation of Section 5.1(c)(i) and Section 5.1(c)(ii) of this Agreement (including without limitation, preserving the time and form of payment under the Post Nonqualified Plan applicable to the BellRing Participants).

(c)    Should any member of the BellRing Group adopt a BellRing Nonqualified Plan after the Distribution Effective Time, including at the written request of Post as provided in Section 5.1(b) above, (i) at Post’s election, following reasonable consultation with the BellRing Group, Post shall take all necessary steps to cause the Post Nonqualified Plan to transfer (and the applicable member of the BellRing Group that adopts a BellRing Nonqualified Plan shall cause the BellRing Nonqualified Plan to accept a transfer of) (A) Liabilities in respect of the obligations to or otherwise in respect of BellRing Participants under the Post Nonqualified Plan and (B) any assets held by or on behalf of the Post Group (excluding Post stock) that correspond to such Liabilities and (ii) if Post so elects to transfer the Liabilities and assets in respect of BellRing Participants under the Post Nonqualified Plan, BellRing Inc. (or the applicable member of the BellRing Group that adopted such plan) agrees to assume all Liabilities associated with payment of account balances attributable to BellRing Participants under the Post Nonqualified Plans, all in accordance with Section 409A of the Code.

5.2    Equity Compensation.

(a)     Post Long-Term Incentive Plans. Except as otherwise agreed in writing by the Parties, unvested restricted stock unit (“RSU”) awards (whether cash or stock-settled) and nonqualified stock option awards granted to BellRing Employees under the Post 2012 Long-Term Incentive Plan, the Post 2016 Long-Term Incentive Plan and/or the Post 2019 Long-Term Incentive Plan (each or all, the “Post LTIP”), which remain outstanding as of the Distribution Effective Time (the “Outstanding Post Awards”) will be treated as set forth in this Section 5.2.

(b)    BellRing CEO Options. Effective as of, and contingent upon the occurrence of, the Distribution Effective Time, (i) nonqualified stock options awards granted to the Chief Executive Officer of BellRing Inc. (the “BellRing CEO”) under the Post LTIP (the “BellRing CEO Options”) which remain outstanding and unexercised as of the Distribution Effective Time will remain outstanding and exercisable under the Post LTIP and shall be adjusted in a manner consistent with adjustments made with respect to Post nonqualified stock options held by Post Group employees under the applicable Post LTIP and (ii) the period during which the BellRing CEO Options may be exercised will be extended to ten (10) years from the date of grant, such that the Transaction will not truncate the exercise period.

(c)    BellRing Cash-Settled RSUs. Effective as of, and contingent upon the occurrence of, the Distribution Effective Time, any Outstanding Post Awards that are cash-settled restricted stock unit awards granted to the Chief Financial Officer of BellRing Inc. under the Post LTIP (the “BellRing Cash-Settled RSUs”) and which remain outstanding as of the Distribution Effective Time will be adjusted in a manner consistent with the adjustments made with respect to Post RSU awards held by Post Group employees under the applicable Post LTIP, and thereafter, such BellRing Cash Settled RSUs shall vest on their original terms and be settled in cash.

(d)    BellRing RSUs. Effective as of, and contingent upon the occurrence of, the Distribution Effective Time, any Outstanding Post Awards that are stock-settled restricted stock unit awards granted to BellRing Employees under the Post LTIP (the “BellRing RSUs”) and which remain outstanding as of the Distribution Effective Time will be adjusted in a manner consistent with the adjustments made with respect to Post RSU awards held by Post Group employees under the applicable Post LTIP, and such BellRing RSUs will either (i) accelerate upon the date that New BellRing ceases to be an Affiliate (as defined in the applicable Post LTIP) of Post and be settled in Post Common Stock, or (ii) vest on their original terms and be settled in Post Common Stock.

(e)    Costs Relating to Outstanding Post Awards. New BellRing shall, or shall direct a member of the BellRing Group to, reimburse Post for the accounting cost of any acceleration, conversion or adjustment with respect to any Outstanding Post Awards, and will bear the monthly actual expense, the employer payroll expense and any other Liability related to the Outstanding Post Awards while outstanding and due to their settlement, exercise, conversion or adjustment. The actual expense of the Outstanding Post Awards while outstanding will be allocated to New BellRing or one or more member(s) of the BellRing Group through a monthly cash settlement process via cash-settlement inter-company accounts or through any other applicable related-party accounts, and, to the extent that the BellRing CEO Options remain unexercised after Post or its affiliates cease to provide payroll administration services to BellRing pursuant to the Master Services Agreement, the reimbursement and settlement process described in this paragraph shall be accomplished through commercially reasonable means other than inter-company or related-party accounts, and New BellRing’s obligation under this paragraph shall survive for so long as the BellRing CEO Options remain exercisable by their terms.

5.3    Severance Benefits. Effective as of the Distribution Effective Time, (i) the BellRing CEO shall cease to be a participant in the Post Holdings, Inc. Executive Severance Plan, and (ii) Post shall have no Liability, and BellRing shall assume and retain any and all Liabilities, in respect of severance benefits or unemployment compensation to any BellRing Employee or Former BellRing Employee, regardless of whether the event giving rise to the Liability occurred before, at or after the Distribution Effective Time.

ARTICLE VI

CANADIAN EMPLOYMENT MATTERS

6.1    Canadian Benefit Plans.

(a)    As of the Distribution Effective Time, certain employees located in Canada employed by a Canadian Subsidiary of Post are performing work in Canada exclusively for the BellRing Group (the “Canadian Employees”). Post and New BellRing shall, or shall cause a member of each of the Post Group and the BellRing Group to, enter into a secondment agreement in the form attached hereto as Exhibit A (the “Secondment Agreement”), which shall be effective as of the Distribution Effective Time, and in the event of a conflict between this Employee Matters Agreement with respect to the Canadian Employees and the Secondment Agreement, the Secondment Agreement shall control with respect to the Canadian Employees. Post may determine, in its sole discretion, to cease the participation of the Canadian Employees in (i) the Post Foods Canada Inc. Retirement Plan for Canadian Employees maintained by Post or the Post Group (the “Post Canadian Defined Contribution Plan”) and/or (ii) the Canadian health and welfare plans maintained by Post or the Post Group (the “Post Canadian Health and Welfare Benefit Plan”) if (A) Post determines that it would be legally inadvisable with respect to Post, the Post

Group or the Post Canadian Defined Contribution Plan or the Post Canadian Health and Welfare Benefit Plan to continue to permit such plan participation, in which case Post shall provide BellRing with written notice at least forty-five (45) days prior to ceasing the Canadian Employees’ participation in the Post Canadian Defined Contribution Plan and/or the Post Canadian Health and Welfare Benefit Plan (provided that if forty-five (45) days advance notice cannot be provided due to circumstances beyond Post’s control, Post shall provide written notice without unreasonable delay and as soon as administratively practicable after such circumstances occur) or (B) such Canadian Subsidiary of Post is no longer at least 50% owned or controlled by Post. Notwithstanding the foregoing, any continued participation of Canadian Employees in the Post Canadian Defined Contribution Plan or the Post Canadian Health and Welfare Plan is subject to the complete terms of the applicable plan or contract.

(b)    Notwithstanding anything in this Agreement to the contrary, BellRing LLC shall be responsible for: (i) any and all claims and Liabilities attributable to the Canadian Employees’ (and their dependents’ and beneficiaries’) participation in the Post Canadian Health and Welfare Benefit Plan incurred prior to their ceasing participation, no matter when such claims are filed, reported or payable, and (ii) any and all claims or Liabilities attributable to the employment of the Canadian Employees.

6.2     Services of Canadian Employees. Except in connection with an event described in Section 6.1(a)(ii)(B), Post agrees that its Canadian Subsidiary shall not terminate the employment of the Canadian Employees other than for cause (as determined under applicable Law) for the term of the Secondment Agreement and shall, to the extent practicable under the circumstances, provide advance written notice to the BellRing Group of such termination. In no event shall any member of the Post Group be obligated to hire employee(s) in Canada to perform work for any member of the BellRing Group.

ARTICLE VII

POST BENEFIT PLAN COSTS AND WORKERS COMPENSATION

7.1    Workers Compensation and Benefits/Compensation Costs.

(a)    For so long as New BellRing or any member of the BellRing Group participates in, or any BellRing Employees participate in, any Post Benefit Plan, Post shall allocate or pass through, as applicable, the premiums, claims and other costs under any such program or plan, as applicable, to New BellRing and members of the BellRing Group in the same manner that Post administers and allocates or passes through such premiums, claims and costs thereunder to members of the BellRing Group as of the date of this Agreement.

(b)    Effective as of the Distribution Effective Time, BellRing Inc., BellRing LLC and any other member of the BellRing Group shall cease participation in Post’s workers compensation programs. BellRing Inc. and BellRing LLC will provide Post with all information reasonably requested by Post as it relates to BellRing Inc. and its Subsidiaries’ participation in Post’s workers compensation insurance programs, its withdrawal therefrom or its participation in its own workers compensation insurance programs, subject to the terms of the Master Services Agreement. In the case of any workers’ compensation claim of any BellRing Employee or Former BellRing Employee who participates or participated in a workers’ compensation program of a member of the Post Group (each, a “Post Workers’ Compensation Program”), such claim shall be covered (i) under such Post Workers’ Compensation Program if the event giving rise to the to the claim (the “Workers’ Compensation Event”) occurred prior to the Distribution Effective Time, and (ii) under a workers’ compensation program of the BellRing Group (each, a “BellRing Workers’ Compensation Program”) if the Workers’ Compensation Event occurs on or after the Distribution Effective Time. Notwithstanding the foregoing, New BellRing (or the applicable member of the BellRing Group) shall be liable and solely responsible for any outstanding Liabilities of the Post Group (including, without limitation, by indemnifying Post against any claims and by paying any open workers compensation claims under the Post Workers’ Compensation Program related to BellRing Employees and Former BellRing Employees directly) associated with the participation in the Post Workers’ Compensation Program of BellRing Employees and Former BellRing Employees.

ARTICLE VIII

MISCELLANEOUS

8.1    Sharing of Information. Subject to any limitations imposed by applicable Law, the Parties (acting directly or through members of the Post Group or the BellRing Group, respectively) shall provide to the other and their respective representatives, agents and vendors all information relevant to the performance of the parties to this Agreement.

8.2    Post Benefit Plans/Right to Amend. Nothing in this Agreement shall prohibit Post or any other member of the Post Group from amending, modifying or terminating any Post Benefit Plan at any time within its sole discretion, provided that any such amendment, modification or termination shall not relieve Post from any obligation herein.

8.3    Consent of Third Parties. If any provision of this Agreement is dependent on the consent of a third party and such consent is withheld, the parties to this Agreement shall use their commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure to obtain any such third party consent, the parties to this Agreement shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

8.4    Regulatory Compliance. The parties to this Agreement shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities Laws.

8.5    Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA, and no party to this Agreement shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each party to this Agreement shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party hereto for any Liabilities caused by the failure to satisfy any such responsibility.

8.6    No Third Party Rights. The provisions of this Agreement are solely for the benefit of the parties hereto (and the other members of the Post Group and the BellRing Group) and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including any employee, former employee or service provider (and each of the foregoing Person’s dependents and beneficiaries) of the Post Group or the BellRing Group. Furthermore, nothing in this Agreement is (a) intended to confer upon any employee or former employee of any member of the Post Group or the BellRing Group any right to continued employment, or any recall or similar rights to an individual on layoff or any type of leave, or (b) to be construed to relieve any insurance company of any responsibility for any employee benefit under any Benefit Plan or any other Liability. Nothing in this Agreement is intended as an amendment to any Benefit Plan or employment practice.

8.7    Relation to Other Transaction Documents. In the event of a conflict between this Agreement and the Transaction Agreement, this Agreement shall control. This Agreement, together with the attached Exhibits and the applicable portions of the Transaction Agreement and the Master Services Agreement, constitute the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement.

8.8    Effective Date of this Agreement. Once executed by the Parties, this Agreement shall be effective upon the Distribution Effective Time and shall supersede the Prior EMA at such time, subject to the consummation of the Distribution. If the Transaction Agreement is terminated in accordance with its terms prior to the Distribution Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Distribution Effective Time, or otherwise in connection with the Distribution, shall not be taken or occur and the Prior EMA shall remain in effect in accordance with its terms, except to the extent specifically agreed by the Parties.

8.9    Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of each Party.

8.10    Termination.

(a)    Except as provided in subsection (b) below, this Agreement may be terminated only by the mutual consent of each of the parties to this Agreement.

(b)    Upon the termination of the Master Services Agreement, Post or its successor, as applicable, shall have the right to terminate this Agreement upon delivery of written notice to New BellRing.

8.11    Survival. Except as expressly set forth in this Agreement, the provisions contained in:

(a)     Article II, Section 3.2, Article IV, Section 5.2(e), Article VI, Section 7.1, Section 8.5 and 8.6 of this Agreement and any Liabilities for the breach of any obligations contained herein;

(b)    Section 8.11 (Indemnification), Section 12.6 (Governing Law) and Section 12.8 (Notices) of the Transaction Agreement are incorporated herein by reference; and

(c)    any other provision of the Transaction Agreement incorporated herein by reference which survive the Separation, or the termination or expiration of the Transaction Agreement, shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be signed by their authorized representatives as of the date first above written.

POST HOLDINGS, INC.

By:	/s/ Diedre J. Gray
Name:	Diedre J. Gray
Title:	EVP, General Counsel and CAO, Secretary
BELLRING INTERMEDIATE HOLDINGS, INC.

By:	/s/ Craig L. Rosenthal
Name:	Craig L. Rosenthal
Title:	Senior Vice President & General Counsel
BELLRING BRANDS, LLC

By:	/s/ Craig L. Rosenthal
Name:	Craig L. Rosenthal
Title:	Senior Vice President & General Counsel
BELLRING BRANDS, INC.

By:	/s/ Craig L. Rosenthal
Name:	Craig L. Rosenthal
Title:	Senior Vice President & General Counsel